Registration Statement No. 333-275898 Filed pursuant to Rule 433

PLUS Based on the Performance of the EURO STOXX 50® Index due January 5, 2026

Performance Leveraged Upside Securities℠

Principal at Risk Securities

This document provides a summary of the terms of the PLUS. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Stated principal amount:	$1,000 per PLUS
Pricing date:	September 13, 2024
Original issue date:	September 18, 2024
Valuation date:	December 30, 2025
Maturity date:	January 5, 2026
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × leverage factor × underlier return) and (b) maximum payment at maturity

•

If the final underlier value is less than or equal to the initial underlier value:

$1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount. You will lose some or all of the principal amount if the final underlier value is less than the initial underlier value.

Maximum payment at maturity:	$1,198.00 per PLUS (119.80% of the stated principal amount)
Leverage factor:	300%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Initial underlier value:	The closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017GLV1 / US78017GLV13
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000095010324012809/ dp217284_424b2-mseln587sx5e.htm

The initial estimated value of the PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $922.81 and $972.81 per PLUS and will be less than the public offering price of the PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

HYPOTHETICAL PAYOUT AT MATURITY*
Underlier Return	Payment at Maturity
50.00%	$1,198.00
40.00%	$1,198.00
30.00%	$1,198.00
20.00%	$1,198.00
10.50%	$1,198.00
10.00%	$1,198.00
6.60%	$1,198.00
5.00%	$1,150.00
2.00%	$1,060.00
1.00%	$1,030.00
0.00%	$1,000.00
-10.00%	$900.00
-20.00%	$800.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

Underlier

For more information about the underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS. Some of the risks that apply to an investment in the PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the PLUS unless you understand and can bear the risks of investing in the PLUS.

Risks Relating to the Terms and Structure of the PLUS

▪	The PLUS do not pay interest or guarantee return of principal.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity.
▪	Your return on the PLUS may be lower than the return on a conventional debt security of comparable maturity.
▪	Payments on the PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the PLUS.
▪	Any payment on the PLUS will be determined based on the closing values of the underlier on the dates specified.
▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the PLUS and the Secondary Market for the PLUS

▪	There may not be an active trading market for the PLUS; sales in the secondary market may result in significant losses.
▪	The initial estimated value of the PLUS will be less than the public offering price.
▪	The initial estimated value of the PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the PLUS.
▪	Our and our affiliates’ business and trading activities may create conflicts of interest.
▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier.
▪	The PLUS are subject to risks relating to non-U.S. securities markets.
▪	The PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro.
▪	We may accelerate the PLUS if a change-in-law event occurs.
▪	Any payment on the PLUS may be postponed and adversely affected by the occurrence of a market disruption event.
▪	Adjustments to the underlier could adversely affect any payments on the PLUS.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.